 Exhibit 28(j)(14) under Form N-1A
             Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Equity Funds:

We consent to the use of our reports dated December 23, 2010, with respect to the financial statements of Federated Capital Appreciation Fund, Federated Mid Cap Growth Strategies Fund, and Federated Market Opportunity Fund, each a portfolio of Federated Equity Funds, as of October 31, 2010, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the Statements of Additional Information.

Boston, Massachusetts
December 23, 2010